Carl A von Einsiedel, P.Geo
8888 Shook Road, Mission, B.C., Canada, V2V-7N1
Phone (604) 649-5793 Fax (604) 685-3359 email: ramexplorations@shaw.ca
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CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospectus of Farrier Resources Corp dated

We hereby consent to the inclusion and reference of our report dated April 3 2006 entitled “Geological Report, Snippaker Mineral Claims”, in the Form SB-2 Registration Statement to be filed by Farrier Resources Corp., with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the above Prospectus of Farrier Resources Corp., and consent to our being named as an expert therein.

Dated the 31 May 2006

Per /s/ Carl A von Einsiedel	/s/ Dorian Leslie
Carl A von Einsiedel, P. Geo.	witness